Exhibit 99.1

October 21, 2013

A. O. Smith reports higher earnings on 16 percent increase in sales; raises 2013 outlook

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced third quarter net earnings of $46.2 million or $0.50 per share compared with $37.0 million or $.40 per share last year.

Third quarter 2013 adjusted earnings of $50.4 million or $0.54 per share exclude after-tax costs of $1.0 million related to the transfer of residential water heater manufacturing from the Fergus, Ontario, plant and $3.2 million in non-operating pension costs. Third quarter 2012 adjusted earnings were $34.1 million or $.37 per share.

Included in third quarter 2013 net earnings and adjusted earnings were approximately $3.0 million of higher income tax benefits than previously estimated, primarily related to U. S. manufacturing, and research and development activities.

Sales of $536.2 million for the quarter ended September 30 represented a 16 percent increase over sales of $462.2 million in the third quarter of 2012.

A. O. Smith is providing non-GAAP measures (adjusted earnings, adjusted earnings per share, and adjusted segment operating earnings) that exclude certain items as well as non-operating pension costs consisting of interest cost, expected return on plan assets, amortization of actuarial gains (losses), and curtailments. Prior year results are provided on a comparable basis. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

“A. O. Smith continued to benefit from improvement in several key sectors of the economy in the U. S.,” Ajita G. Rajendra, president and chief executive officer, observed. “A growing home construction market created demand for residential water heaters, and we saw evidence that replacement demand improved, as well.”

“Our team in China continued to do an excellent job of growing the business and serving our customers in that important region of the world. Market growth for water heaters and increased consumer demand for A. O. Smith branded water treatment products are having a favorable impact. Overall, A. O. Smith branded product sales in China increased approximately 35 percent in the quarter.”

North America segment

Third quarter sales for the North America segment increased approximately 10 percent to $370.1 million compared with third quarter 2012 sales of $335.7 million driven by higher sales of residential and commercial water heaters and commercial boilers.

Segment operating earnings were $51.5 million compared with the $50.7 million earned in the third quarter last year. Third quarter adjusted segment operating earnings of $56.7 million were 25 percent higher than adjusted segment operating earnings of $45.5 million in the same period last year. The current period excluded $3.9 million of pre-tax non-operating pension costs and a pre-tax restructuring and impairment charge of $1.3 million compared with the year-ago period which excluded $1.2 million of pre-tax non-operating pension costs and a pre-tax $6.4 million gain related to an estimate of an earn-out associated with an acquisition. Higher volumes were the primary driver of increased profits in the quarter. Third quarter adjusted operating margin of 15.3 percent was almost two percentage points higher than the 2012 third quarter adjusted operating margin of 13.6 percent.

Rest of World segment

Sales for this segment increased 31 percent to $175.2 million compared with third quarter 2012 sales of $133.8 million. Sales of A. O. Smith branded products in China increased more than $38 million to $147.6 million in the quarter. Greater demand for the company’s premium water heating and water treatment products, a higher-priced product mix as a result of successful product introductions and higher customer inventories in advance of the autumn holiday in October drove the increase in sales.

Segment operating earnings of $26.9 million more than doubled compared with third quarter 2012 earnings of $12.7 million. The higher volumes and improved mix of A. O. Smith branded products in China contributed to the increase in operating earnings. Third quarter operating margin of 15.4 percent improved significantly compared with third quarter 2012 operating margin of 9.5 percent as a result of higher volumes, new products and lower selling and advertising costs as a percentage of sales in China.

Cash, Leverage and Share Buyback

Total debt as of September 30, 2013 was $227.8 million, resulting in leverage of 15 percent as measured by the ratio of total debt to total capital. Cash and investments, located largely outside the U. S., totaled $476.8 million at the end of the quarter.

As mentioned last quarter, free cash flow generation in 2013 is expected to exceed $100 million, and, as a result, the Board of Directors increased the company’s authorization to repurchase shares, resulting in authority at that time to repurchase approximately 2.5 million shares. During the third quarter, approximately 1.24 million shares of common stock at an average price of $42.48 per share were repurchased under a 10b5-1 automatic trading plan, representing a total of approximately $53 million. The 10b5-1 plan remains in place.

The company believes its cash flow from operations, borrowing capacity and existing cash are adequate to support the repurchase program, as well as its active acquisition strategy.

Outlook for 2013

“Our A. O. Smith team continues to execute at a very high level, and their focus on customer satisfaction and cost management can be seen in our strong financial performance to date,” Rajendra said. “With improved market conditions in our major markets, and good customer acceptance of our new, higher-value A. O. Smith branded products in China, we feel confident about our company’s prospects for the remainder of this year.”

“As a result of our continued strong performance in the third quarter, we are increasing our guidance for 2013. We believe A. O. Smith Corporation will achieve full-year GAAP earnings of between $1.78 and $1.82 per share with adjusted earnings of between $2.00 and $2.04 per share. These estimates do not include the potential impact from future acquisitions.”

“We will continue to be disciplined in evaluating acquisition opportunities that fit our stated corporate strategy. Our team is continuing to actively pursue potential acquisition candidates that meet our financial criteria and add shareholder value,” Rajendra concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance,” “aspirations” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: uncertain costs, savings and timeframes associated with the plant rationalization in Canada; uncertain costs, savings and timeframes associated with the implementation of the new Enterprise Resource Planning system; potential weakening in the high efficiency boiler segment in the U. S.; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s replacement markets; strength or duration of any recoveries in U. S. residential or commercial construction; a slowdown in the Chinese economy; foreign currency fluctuations; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring leading brands in North America and China. In addition, the company manufacturers water treatment products for residential and light commercial applications, primarily for Asia. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,900 people at operations in the U. S., Canada, Mexico, India, China, the Netherlands, the United Kingdom, and Turkey.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$536.2	$462.2	$1,594.9	$1,415.0
Cost of products sold	339.6	305.4	1021.0	948.6

Gross profit	196.6	156.8	573.9	466.4
Selling, general and administrative expenses	133.7	111.5	385.3	325.7
Contingent consideration adjustment	—	(6.4)	—	(6.4)
Restructuring, impairment and settlement expense, net	1.3	—	7.2	—
Interest expense	1.4	1.9	4.5	7.1
Other income	(1.1)	(2.2)	(2.8)	(32.5)

	61.3	52.0	179.7	172.5
Provision for income taxes	15.1	15.0	52.4	53.1

Net earnings	$46.2	$37.0	$127.3	$119.4

Diluted earnings per share of common stock	$0.50	$0.40	$1.37	$1.28
Average common shares outstanding (000’s omitted)	92,728	93,138	93,047	93,088

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) September 30, 2013	December 31, 2012
ASSETS:
Cash and cash equivalents	$374.1	$266.9
Marketable securities	102.7	196.0
Receivables	436.0	425.4
Inventories	189.5	163.4
Deferred income taxes	36.9	33.2
Other current assets	25.8	22.3

Total Current Assets	1,165.0	1,107.2
Net property, plant and equipment	371.7	345.7
Goodwill and other intangibles	764.1	774.1
Other assets	48.1	38.2

Total Assets	$2,348.9	$2,265.2

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$344.5	$328.9
Accrued payroll and benefits	55.0	46.5
Accrued liabilities	75.3	61.8
Product warranties	46.0	43.2
Long-term debt due within one year	14.4	18.6

Total Current Liabilities	535.2	499.0
Long-term debt	213.4	225.1
Pension liabilities	188.1	190.1
Other liabilities	159.6	156.9
Stockholders’ equity	1,252.6	1,194.1

Total Liabilities and Stockholders’ Equity	$2,348.9	$2,265.2

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating Activities
Net earnings	$127.3	$119.4
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	42.2	40.4
Pension expense	20.9	10.3
Loss on disposal of assets	0.2	0.8
Gain on investments	—	(27.2)
Net changes in operating assets and liabilities, net of acquisition:
Current assets and liabilities	(2.7)	(45.1)
Noncurrent assets and liabilities	1.9	2.4

Cash Provided by Operating Activities - continuing operations	189.8	101.0
Cash Used in Operating Activities - discontinued operations	(1.8)	(27.3)

Cash Provided by Operating Activities	188.0	73.7
Investing Activities
Capital expenditures	(65.7)	(44.5)
Acquisition	(4.0)	—
Investment in marketable securities	(63.8)	(237.8)
Net proceeds from sale of securities	158.4	227.8

Cash Provided by (Used in) Investing Activities - continuing operations	24.9	(54.5)
Financing Activities
Long-term debt retired	(16.5)	(183.1)
Common stock repurchases	(66.5)	(9.7)
Net proceeds from stock option activity	8.9	13.8
Dividends paid	(31.6)	(24.0)

Cash Used in Financing Activities - continuing operations	(105.7)	(203.0)

Net increase (decrease) in cash and cash equivalents	107.2	(183.8)
Cash and cash equivalents - beginning of period	266.9	463.4

Cash and Cash Equivalents - End of Period	$374.1	$279.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales
North America	$370.1	$335.7	$1,137.8	$1,054.9
Rest of World	175.2	133.8	483.0	385.3
Inter-segment sales	(9.1)	(7.3)	(25.9)	(25.2)

	$536.2	$462.2	$1,594.9	$1,415.0

Earnings
North America (1) (3) (4) (5)	$51.5	$50.7	$160.6	$144.1
Rest of World	26.9	12.7	67.6	39.2
Inter-segment earnings elimination	(0.1)	—	(0.1)	—

	78.3	63.4	228.1	183.3
Corporate expense (2) (6)	(15.6)	(9.5)	(43.9)	(3.7)
Interest expense	(1.4)	(1.9)	(4.5)	(7.1)

Earnings before income taxes	61.3	52.0	179.7	172.5
Tax provision	15.1	15.0	52.4	53.1

Net earnings	$46.2	$37.0	$127.3	$119.4

(1) includes non-operating pension costs of:	$(3.9)	$(1.2)	$(11.1)	$(3.3)
(2) includes non-operating pension costs of:	(1.3)	(0.6)	(3.7)	(1.8)
(3) includes settlement income of:	—	—	11.0	—
(4) includes restructuring and impairment expense of:	(1.3)	—	(18.2)	—
(5) includes contingent consideration adjustment of:	—	6.4	—	6.4
(6) includes net gain on shares of Regal Beloit Corporation stock of:	—	—	—	27.2

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net Earnings (GAAP)	$46.2	$37.0	$127.3	$119.4
Non-operating pension costs, before tax	5.2	1.8	14.8	5.1
Tax effect of non-operating pension costs	(2.0)	(0.7)	(5.7)	(1.9)
Settlement income, before tax	—	—	(11.0)	—
Tax effect of settlement income	—	—	4.2	—
Restructuring and impairment expense, before tax	1.3	—	18.2	—
Tax effect of restructuring and impairment expense	(0.3)	—	(4.9)	—
Contingent consideration adjustment, before tax	—	(6.4)	—	(6.4)
Tax effect of contingent consideration adjustment	—	2.4	—	2.4
Net gain on shares of Regal Beloit Corporation stock, before tax	—	—	—	(27.2)
Tax effect of net gain on shares of Regal Beloit Corporation stock	—	—	—	10.4

Adjusted Earnings	$50.4	$34.1	$142.9	$101.8

Diluted EPS (GAAP)	$0.50	$0.40	$1.37	$1.28
Non-operating pension costs per diluted share, before tax	0.06	0.02	0.16	0.05
Tax effect of non-operating pension costs per diluted share	(0.02)	(0.01)	(0.06)	(0.02)
Settlement income per diluted share, before tax	—	—	(0.12)	—
Tax effect of settlement income per diluted share	—	—	0.05	—
Restructuring and impairment expense per diluted share, before tax	0.01	—	0.19	—
Tax effect of restructuring and impairment expense per diluted share	(0.01)	—	(0.05)	—
Contingent consideration adjustment per diluted share, before tax	—	(0.07)	—	(0.07)
Tax effect of contingent consideration adjustment per diluted share	—	0.03	—	0.03
Net gain on shares of Regal Beloit Corporation stock per diluted share, before tax	—	—	—	(0.29)
Tax effect of net gain on shares of Regal Beloit Corporation stock per diluted share	—	—	—	0.11

Adjusted EPS	$0.54	$0.37	$1.54	$1.09

A. O. SMITH CORPORATION

Adjusted Segment Operating Earnings

(in millions)

(unaudited)

The following is a reconciliation of reported segment operating earnings to adjusted segment operating earnings (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Segment Operating Earnings (GAAP)
North America	$51.5	$50.7	$160.6	$144.1
Rest of World	26.9	12.7	67.6	39.2
Inter-segment earnings elimination	(0.1)	—	(0.1)	—

Total Segment Operating Earnings (GAAP)	$78.3	$63.4	$228.1	$183.3

Adjustments:
North America	$5.2	$(5.2)	$18.3	$(3.1)
Rest of World	—	—	—	—
Inter-segment earnings elimination	—	—	—	—

Total Adjustments	$5.2	$(5.2)	$18.3	$(3.1)

Adjusted Segment Operating Earnings
North America	$56.7	$45.5	$178.9	$141.0
Rest of World	26.9	12.7	67.6	39.2
Inter-segment earnings elimination	(0.1)	—	(0.1)	—

Total Adjusted Segment Operating Earnings	$83.5	$58.2	$246.4	$180.2

Additional Information:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Adjustments: North America Segment
Non-operating pension costs	$3.9	$1.2	$11.1	$3.3
Settlement income	—	—	(11.0)	—
Restructuring and impairment expenses	1.3	—	18.2	—
Contingent consideration adjustment	—	(6.4)	—	(6.4)

Total North America Segment Adjustments	$5.2	$(5.2)	$18.3	$(3.1)

A. O. SMITH CORPORATION

Adjusted 2013 EPS Guidance and Adjusted 2012 EPS

(unaudited)

The following is a reconciliation of diluted EPS from continuing operations to adjusted EPS from continuing operations (non-GAAP) (all items are net of tax):

	2013 Guidance	2012
Diluted EPS (GAAP)	$1.78 -1.82	$1.75
Non-operating pension costs per diluted share	0.13	0.04
Settlement income per diluted share	(0.07)	(0.03)
Restructuring and impairment expenses per diluted share	0.16	—
Net gain on shares of Regal Beloit Corporation stock per diluted share	—	(0.18)
Gain on contingent consideration adjustment per diluted share	—	(0.02)

Adjusted EPS	$2.00 -2.04	$1.56